SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 1
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  U.S. BANCORP
             (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                               41-0255900
(State of Incorporation or Organization)              (IRS Employer
                                                 Identification Number)
           800 NICOLLET MALL
         MINNEAPOLIS, MINNESOTA                           55402
(Address of Principal Executive Offices)               (Zip Code)

   If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: (x)

   If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ( )

   Securities Act registration statement file number to which this form
relates:    N/A
         ---------

   Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of Each Exchange on Which
Title of Each Class to be so Registered      Each Class is to be Registered
---------------------------------------      -------------------------------
   Preferred Share Purchase Rights              New York Stock Exchange
                                                The Boston Stock Exchange
                                             The Philadelphia Stock Exchange
                                                 Chicago Stock Exchange
                                                  The Pacific Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

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         U. S. Bancorp, a Delaware corporation, supplements and amends
Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-06880), filed with the Securities and Exchange Commission on February 28, 2001 (the "Registration Statement"), as follows:

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
         -------------------------------------------------------

         The first two paragraphs of Item 1 of the Registration Statement are deleted and replaced in their entirety by the following two paragraphs:

         On February 27, 2001, the Board of Directors of U.S. Bancorp, a Delaware corporation (the "Company"), declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share. The dividend was payable on March 9, 2001 to the stockholders of record on that date. The Rights were issued pursuant to a Rights Agreement, dated as of February 28, 2001, by and between the Company and Firstar Bank, N.A., as rights agent. On December 31, 2002, the Company entered into an Amended and Restated Rights Agreement, pursuant to which Mellon Investor Services LLC, a New Jersey limited liability company (the "Rights Agent"), was appointed rights agent.

         For those interested in the specific terms of the Amended and Restated Rights Agreement, dated as of December 31, 2002, made between the Company and the Rights Agent (the "Amended and Restated Rights Agreement"), we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Amended and Restated Rights Agreement, which has been filed as an exhibit to this Amendment No. 1 to the Registration Statement on Form 8-A/A. A copy of the Amended and Restated Rights Agreement is available free of charge from our Company.

         The last paragraph of Item 1 of the Registration Statement is deleted and replaced in its entirety by the following:

         The Amended and Restated Rights Agreement setting forth the terms of the Rights is filed as an Exhibit hereto and is hereby incorporated herein by reference. The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

ITEM 2.  EXHIBITS.
         --------

         Item 2 to the Registration Statement is hereby amended and supplemented by the addition of the following:


         4.2 Amended and Restated Rights Agreement, dated as of December 31, 2002, between the Company and Mellon Investor Services LLC, as rights agent, which includes, as exhibits thereto: (i) the form of the Certificate of Designations of the Series A Junior Participating Preferred Stock of U.S. Bancorp; (ii) the form of the Right Certificate; and (iii) the Summary of Rights to Purchase Preferred Shares.


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


                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          U.S. BANCORP



                                          By: /s/ Laura F. Bednarski
                                              ----------------------
                                          Name: Laura F. Bednarski
                                          Title: Vice President


Dated:  December 31, 2002


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


                                  EXHIBIT LIST

No.           Description
--            -----------

4.2 Amended and Restated Rights Agreement, dated as of December 31, 2002, between the Company and Mellon Investor Services LLC, as rights agent, which includes, as exhibits thereto: (i) the form of the Certificate of Designations of the Series A Junior Participating Preferred Stock of U.S. Bancorp; (ii) the form of the Right Certificate; and (iii) the Summary of Rights to Purchase Preferred Shares.














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